Exhibit 99.3

Company / Investor Contact: Tom Wirth EVP & CFO 610-832-7434 tom.wirth@bdnreit.com

Brandywine Realty Trust to Redeem All Outstanding 4.95% Guaranteed Notes Due 2018

(the “Notes”) and Revises 2017 Earnings Guidance for Recently Announced Financing Activity

PHILADELPHIA, PA, November 17, 2017 – Brandywine Realty Trust (NYSE: BDN) announced today that its operating partnership, Brandywine Operating Partnership, L.P. (the “Operating Partnership”), intends to redeem all of the outstanding 4.95% Guaranteed Notes due 2018 (the “Notes”) issued by the Operating Partnership and not purchased pursuant to its previously announced tender offer for such Notes. The Company also revised earnings 2017 guidance to account for the recently announced financing activities outlined below.

The redemption date will be December 18, 2017 (the “Redemption Date”).

The Notes will be redeemed at a redemption price equal to the greater of: (i) 100% of the principal amount of the Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including any portion of such payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate set forth in the Notes determined as of the third business day preceding the Redemption Date, plus 35 basis points, plus, in the case of either (i) or (ii) above, accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

From and after the Redemption Date and the payment of the redemption price, interest will cease to accrue, and on and after the Redemption Date the only remaining rights of holders of Notes will be to receive payment of the redemption price and accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

The notice of redemption and other materials relating to the redemption of the Notes will be mailed on or about November 17, 2017. As will be specified in the notice of redemption, payment of the redemption price will be made only upon presentation and surrender of the Notes to The Bank of New York Mellon by hand or by mail at the address set forth in such notice. Notes that are held through The Depository Trust Company (“DTC”) will be redeemed in accordance with the applicable procedures of DTC.

Updating 2017 FFO Guidance

Based on current plans and assumptions and subject to the risks and uncertainties more fully described in our Securities and Exchange Commission filings, we are updating our previously issued 2017 guidance to reflect the following:

•	In connection with the costs associated with our recently completed tender offer of the Notes, (i) the anticipated costs associated with anticipated redemption of the Notes on the Redemption Date, (ii) the reduced interest expense due to the repayment of our unsecured line of credit with net proceed from our 3.95% 5-year guaranteed notes and our 3.95% 10-year guaranteed notes, (iii) the additional interest expense prior to the December 18, 2017 Redemption Date, (iv) the write-off of unamortized deferred financing costs associated with the Notes, we will have an estimated $4.6 million net charge, or $0.03 per diluted share which will be recognized in the fourth quarter of 2017.

As previously discussed, our existing guidance did not assume any of the financing activity outlined above. Based on the transaction noted above, we are adjusting our previously issued 2017 net income guidance of

2929 Walnut Street, Suite 1700, Philadelphia, PA 19104	Phone: (610) 325-5600 ● Fax (610) 325-5622

$0.72 to $0.74 per diluted share to $0.69 to $0.71 per diluted share and adjusting our previously issued 2017 FFO guidance of $1.32 to $1.34 per diluted share to $1.29 to $1.31 per diluted share. This guidance is provided for informational purposes and is subject to change. The following is a reconciliation of the calculation of 2017 FFO and earnings per diluted share:

Guidance for 2017	Range
Income per diluted share allocated to common shareholders	$0.69	to	$0.71
Less: net (gain) loss on sale of depreciable assets & impairment on non-depreciable assets	(0.59)		(0.59)
Plus: real estate depreciation, amortization	1.19		1.19

FFO per diluted share	$1.29	to	$1.31

Other key assumptions that remain unchanged from previous guidance include:

•	Core Occupancy ranging between 93-94% by year-end 2017 with 95-96% leased;

•	6-7% GAAP increase in overall lease rates during 2017 with a resulting 0-1% increase in 2017 same store GAAP NOI;

•	10-11% cash increase in overall lease rates during 2017 resulting in a 7-8% increase in 2017 same store cash NOI;

•	Speculative Revenue Target: $27.7 million, 99% achieved;

•	$430 million of net sales activity; 100% executed or under contract;

About Brandywine Realty Trust

Brandywine Realty Trust (NYSE: BDN) is one of the largest, publicly traded, full-service, integrated real estate companies in the United States with a core focus in the Philadelphia, Washington, D.C., and Austin markets. Organized as a real estate investment trust (REIT), we own, develop, lease and manage an urban, town center and transit-oriented portfolio comprising 190 properties and 26.0 million square feet as of September 30, 2017, which excludes assets held for sale.

Forward-Looking Statements

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our and our affiliates’ actual results, performance, achievements or transactions to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others: our ability to lease vacant space and to renew or relet space under expiring leases at expected levels; competition with other real estate companies for tenants; the potential loss or bankruptcy of major tenants; interest rate levels; the availability of debt, equity or other financing; timing of and risks of acquisitions, dispositions and developments, including the cost of construction delays and cost overruns; unanticipated operating and capital costs; our ability to obtain adequate insurance, including coverage for terrorist acts; dependence upon certain geographic markets; and general and local economic and real estate conditions, including the extent and duration of adverse changes that affect the industries in which our tenants operate. Additional information on factors which could impact us and the forward-looking statements contained herein are included in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2016, and our Form 10-Q for the quarter ended September 30, 2017. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events except as required by law.